As filed with the Securities and Exchange Commission on January 8, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIGAND PHARMACEUTICALS

INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	77-0160744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11119 North Torrey Pines Road, Suite 200, La Jolla, CA 92037

(858) 550-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John L. Higgins

President and Chief Executive Officer

Ligand Pharmaceuticals Incorporated

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

(858) 550-7500

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott N. Wolfe, Esq.

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

(858) 523-5400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting
		(Do not check if a smaller reporting company)	company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(2)	Proposed maximum offering price per security(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, par value $0.001 per share	793,594	$100.89	$80,065,698.66	$8,062.62

(1)	All the shares of common stock being registered hereby are offered for the account of certain selling stockholders who acquired such shares in a private transaction.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock as may be issuable with respect to the shares being issued hereunder as a result of a stock split, stock dividend, capitalization or similar event.
(3)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the registrant’s common stock reported as of January 6, 2016 on the NASDAQ Global Market.

PROSPECTUS

LIGAND PHARMACEUTICALS INCORPORATED

Common Stock

The selling stockholders of Ligand Pharmaceuticals Incorporated listed beginning on page 11, together with any additional selling stockholders listed in any applicable prospectus supplement, may offer and resell up to 793,594 shares of our common stock, par value $0.001 per share. The selling stockholders acquired these shares from us in connection with our acquisition of Open Monoclonal Technology, Inc., or OMT, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 17, 2015, by and among Ligand Pharmaceuticals Incorporated, Open Monoclonal Technology, Inc., Schrader 1 Acquisition, Inc., Schrader 2 Acquisition, Inc., OMT, LLC and Fortis Advisors LLC, as the stockholders’ representative. The closing of the acquisition of OMT occurred on January 8, 2016.

We are not selling any shares of our common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders may sell the shares of common stock described in this prospectus through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section of this prospectus entitled “Plan of Distribution.”

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2015, CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the NASDAQ Global Market under the symbol “LGND.” On January 7, 2016, the last reported sales price for our common stock on the NASDAQ Global Market was $98.62 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2016.

USE OF PROCEEDS	10
SELLING STOCKHOLDERS	11
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	15
EXPERTS	15

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. Under this process, selling stockholders named in this prospectus or in one or more supplements to this prospectus may sell shares of common stock from time to time. Each time any selling stockholder not named herein sells shares of common stock under the registration statement of which this prospectus is a part, such selling stockholder will provide a copy of this prospectus and any applicable prospectus supplement, as required by law. Any applicable prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

The selling stockholders may offer and sell shares of common stock directly to purchasers, through agents selected by the selling stockholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of shares of common stock. See “Plan of Distribution.”

We have not authorized, and no selling stockholder has authorized, any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Ligand,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Ligand Pharmaceuticals Incorporated and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.ligand.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 23, 2015;

•

our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 11, 2015, August 5, 2015 and November 9, 2015 (as amended on December 23, 2015), respectively;

•	our definitive proxy statement on Schedule 14A filed with the SEC on March 13, 2015;

•

our Current Reports on Form 8-K filed with the SEC on February 2, 2015; April 10, 2015; April 23, 2015; April 24, 2015; April 29, 2015; May 5, 2015; May 8, 2015; June 2, 2015; August 6, 2015; September 10, 2015; September 16, 2015; September 17, 2015; September 29, 2015; November 10, 2015; November 25, 2015; December 18, 2015; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 21, 1994, and any amendment or report filed with the SEC for the purposes of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

LIGAND PHARMACEUTICALS INCORPORATED

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

(858) 550-7500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision. Unless the context requires otherwise, in this prospectus and the information incorporated herein by reference, the terms “Ligand,” “we,” “us” and “our” refer to Ligand Pharmaceuticals Incorporated, a Delaware corporation. References to “Ligand Pharmaceuticals Incorporated,” “Ligand,” the “Company,” “we” or “our” include our wholly-owned subsidiaries.

About Ligand

We are a biopharmaceutical company focused on developing and acquiring technologies that help pharmaceutical companies discover and develop medicines. Over our more than 25 year history, we have employed research technologies such as nuclear receptor assays, high-throughput computer screening, formulation science and liver targeted prodrug technologies to assist companies in their work toward securing prescription drug approvals. We currently have partnerships and license agreements with over 74 pharmaceutical and biotechnology companies, and over 125 different programs under license with us are currently in various stages of development. We have contributed novel research and technologies for approved medicines that treat cancer, osteoporosis, fungal infections, low blood platelets, among others. Our partners have programs currently in clinical development targeting seizure, coma, cancer, diabetes, cardiovascular disease, muscle wasting, liver disease, and kidney disease, among others. We have over 500 issued patents worldwide, and over 300 currently pending patent applications.

We were incorporated in Delaware in 1987. Our principal executive offices are located at 11119 North Torrey Pines Road, Suite 200, La Jolla, California, 92037, and our telephone number is (858) 550-7500. Our email address is investors@ligand.com. Our website address is www.ligand.com. The information on, or accessible through, our website is not part of this prospectus.

Our trademarks, trade names and service marks referenced herein include Ligand and Captisol. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of, us by the trademark or trade dress owners.

The Offering

Common stock offered by the selling stockholders:	793,594 shares
Our common stock is listed on the NASDAQ Global Market under the symbol:	LGND
Use of proceeds:	All of the shares of common stock being offered under this prospectus are being sold by the selling stockholders. Accordingly, we will not receive any process from the sale of these shares

Recent Developments

OMT Merger.  As previously announced, on December 17, 2015, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated, Open Monoclonal Technology, Inc. (“OMT”), Schrader 1 Acquisition, Inc., Schrader 2 Acquisition, Inc., OMT, LLC and Fortis Advisors LLC, as the stockholders’ representative. Pursuant to the terms of the Merger Agreement, Schrader 1

Acquisition, Inc. merged with and into OMT, with OMT as the surviving corporation (“Merger 1”) and, immediately following Merger 1, OMT merged with and into Schrader 2 Acquisition, Inc., with Schrader 2 Acquisition, Inc. as the surviving corporation (together with Merger 1, the “Merger”). The Merger closed on January 8, 2016 (the “Closing”), and as a result, OMT became our wholly-owned subsidiary.

At the Closing, we paid equityholders of OMT approximately $181.8 million, consisting of approximately $96.4 million in cash and $85.4 million in our common stock. The aggregate consideration for the Merger was subject to certain adjustments, including amounts based on changes in OMT’s net working capital and cash amounts at the Closing. The number of shares of our common stock issued was based on a 20-day volume weighted average price of our common stock calculated three days prior to the Closing, subject to a pricing collar under which the number of shares of our common stock issued at the Closing would not be greater than 817,608 or less than 739,740.

Pursuant to the Merger Agreement, approximately $6.9 million (7.5% of the cash consideration for the Merger) and a number of our common stock shares equal to 7.5% of the stock consideration for the Merger (the “Escrow Amount”) was held back at the Closing to secure indemnification obligations of OMT and post-Closing merger consideration adjustments (the “Escrow Fund”). The Escrow Fund will be released 15 months from the date of the Closing, less the aggregate amount of any pending claims as of such date.

In connection with the Closing, we and OMT’s former chief executive officer, Roland Buelow, executed an offer letter (the “Buelow Employment Agreement”) pursuant to which Dr. Buelow joined us as Vice President, Antibody Technologies. Pursuant to the Buelow Employment Agreement, and upon the terms and subject to the conditions thereof, Dr. Buelow will receive a base annual salary of $500,000, as well as an annual target bonus of $1.0 million, Ligand stock options with an aggregate value of $2.0 million on the date of grant and performance stock units with an aggregate value of $18.0 million on the date of grant. Dr. Buelow’s performance stock units will vest based on achievement of certain milestones related to the OMT business, including annual revenues, research and development milestones and entering into new business relationships.

About OMT. OMT is a leader in genetic engineering of animals for the generation of monospecific, bispecific and polyspecific human therapeutic antibodies, as well as naturally optimized human antibodies. OMT has current leading antibody drug discovery technology and has out-licensed the technology to 16 biotechnology partners for use in their development of novel antibodies.

OMT OmniAb Antibody Platform. OmniAb refers to three transgenic animal platforms for generation of naturally optimized monospecific, bispecific and polyspecific human therapeutic antibodies.

•

OmniRat® is one of the industry’s first human monoclonal antibody technology based on rats. It has a complete immune system with a diverse antibody repertoire and is genetically engineered to produce antibodies with human idiotypes.

•	OmniMouse® is a transgenic mouse that complements OmniRat and expands epitope coverage and therefore antibody discovery capabilities for partners.
•	OmniFlic™ is an engineered rat with a fixed light chain for development of bispecific, fully human antibodies.

All three platforms use patented technology, and deliver fully human antibodies with high affinity, specificity, expression, solubility and stability, thereby facilitating more rapid discovery of therapeutic antibodies for partners. OmniAb allows partners to identify high-affinity antibodies in a patented animal system, that therefore have been optimized by in vivo selection pressures, accelerating development times and increasing the prospects of technical success.

OMT has received patent protection in 27 countries, including the United States, multiple countries throughout Europe, Japan and China and has 19 patent applications pending worldwide. The patents and applications owned by OMT are expected to expire between 2028 and 2033 and partners are able to use the OMT patented technology to generate novel antibodies, which may be entitled to additional patent protection.

Throughout this prospectus, when we refer to the shares of our common stock, the offer and sale of which are being registered on behalf of the selling stockholders, we are referring to the shares of common stock issued to the former OMT equityholders that we agreed to register pursuant to the Merger Agreement. When we refer to “selling stockholders” in this prospectus, we are referring to former OMT equityholders.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

We may not realize all of the anticipated benefits of the acquisition of OMT.

The success of our acquisition of OMT will depend, in part, on our ability to realize the anticipated growth opportunities from combining the businesses of our company and OMT. Our ability to realize these benefits, and the timing of this realization, depend upon a number of factors and future events, many of which we and OMT, individually or collectively, cannot control. These factors and events include:

•	integrating the OmniRat, OmniMouse and OmniFlic transgenic animal platforms, which are collectively referred to as OmniAb, into our company;

•	obtaining and maintaining patent rights relating to the OmniAb platforms;

•	retaining key employees;

•	consolidating corporate and administrative functions;

•	the success of on-going or later clinical trials of licensed users of the OmniAb platform;

•	Food and Drug Administration or other regulatory agency’s review of our licensees filings and clinical trials;

•	competition from other companies offering similar antibody platform technologies; and

•	minimizing the diversion of management’s attention from ongoing business concerns.

We cannot assure you that any of the foregoing factors will not have an adverse effect on our business, financial condition and prospects.

Acquisitions involve risks, including inaccurate assessment of undisclosed, contingent or other liabilities or problems. Following the completion of the merger, the surviving corporation, which is now our wholly-owned subsidiary, possesses not only all of the assets, but also all of the liabilities of OMT. It is possible that undisclosed, contingent or other liabilities or problems may arise in the future of which we were previously unaware. These undisclosed liabilities could have an adverse effect on our business, financial condition and prospects. For example, OMT has not previously had its financial statements audited by an independent accounting firm. We will file OMT’s audited financial statements on a Form 8-K/A within 71 days of the due date of the Form 8-K required in connection with the Closing and the audit may uncover liabilities or problems with OMT that we were not aware of prior to the Closing.

We may be unable to maintain OMT’s key customer relationships.

Many of OMT’s platform license agreements with key customers and users of its OmniAb platform are terminable at will. Accordingly, OMT is subject to the risk of losing one or more of its key customers, and thus we cannot assure you that any key customer will continue to remain as a party to its platform license agreement with OMT following the Merger. If we were to lose any of OMT’s key customers through a termination of their platform license agreements, either as a result of the Merger or for any other reason, there may be an adverse effect to the expected benefits from the OMT acquisition and our business, financial condition and prospects as a whole.

If the selling stockholders immediately sell our common stock received in the Merger, they could cause our common stock price to decline.

The issuance of our common stock in connection with the Merger could have the effect of depressing the market price for our common stock. The registration statement, of which this prospectus is a part, will become effective automatically upon filing at which time all of the shares of common stock issued to the former equityholders of OMT in connection with the closing of the Merger will be available for resale in the public market.

FORWARD-LOOKING STATEMENTS

This prospects and the documents incorporated by reference herein contain, and any prospectus supplement and the documents incorporated therein may contain, forward-looking statements that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” “pro forma,” or “anticipates,” or other similar words (including their use in the negative), or by discussions of future matters such as those related to our royalty revenues, collaborative revenues and milestones, and product development, as well as other statements that are not historical. These statements include but are not limited to statements under the captions “Prospectus Summary,” and “Risk Factors” as well as other sections in this prospectus and the documents incorporated by reference herein. You should be aware that the occurrence of any of the events discussed under the caption “Risk Factors” and elsewhere in this report could substantially harm our business, results of operations and financial condition and that if any of these events occurs, the trading price of our stock could decline and you could lose all or a part of the value of your investment in our stock.

The cautionary statements made in this report are intended to be applicable to all related forward-looking statements wherever they may appear in this report. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.

USE OF PROCEEDS

The selling stockholders will make offers and sales pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of our common stock covered hereby or interests therein. The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees, listing fees of the NASDAQ Global Market and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We are registering for resale an aggregate of 793,594 shares of our common stock that may be sold by the selling stockholders set forth herein. Such shares include the shares of our outstanding common stock issued to the former stockholders of OMT in connection with the closing of the Merger.

Pursuant to Section 6.13 of the Merger Agreement, we agreed to file a registration statement with the Commission to register for resale the shares of our common stock that we issued at the closing as part of the consideration for the merger. We agreed to keep such registration statement effective until all such shares held by former OMT equityholders who are not our “affiliates,” as defined in Rule 144 under the Securities Act

Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to our common stock. To our knowledge, the selling stockholders have sole voting and investment power with respect to their respective shares of common stock, unless otherwise noted below.

The selling stockholders may sell some, all or none of their respective shares of common stock offered by this prospectus from time to time. We do not know how long the selling stockholders will hold their respective shares of common stock covered hereby before selling them. Pursuant to our offer letter of employment to Roland Buelow, we have agreed to issue options to purchase our common stock and performance restricted stock units to Roland Buelow effective upon the closing of the transactions contemplated by the Merger Agreement and Roland Buelow’s employment with us. Other than the Merger Agreement, the agreements contemplated thereby and the offer letter of employment to Roland Buelow described above, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of common stock being offered hereunder.

Name of Selling Stockholder	Prior to the Offering			Number of Shares of Common Stock Being Registered for Resale(2)	After the Offering
	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding(1)		Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding
Essex Woodlands Health Ventures Fund VII, L.P.	438,577	(7)	2.1%	438,577	0	0%
Roland Buelow(4)	251,972	(8)	1.2%	251,972	0	0%
Richard D. Murdock	26,986	(9)	*	26,986	0	0%
Marianne Bruggeman	16,919	(10)	*	16,919	0	0%
Brian Lundstrom	12,518	(11)	*	12,518	0	0%
Sandra Cavanah Tucher(5)	10,393	(12)	*	10,393	0	0%
SVB Financial Group	10,377	(13)	*	10,377	0	0%
Thomas Kiley(6)	8,373	(14)	*	8,373	0	0%
Lighthouse Capital Partners VI, L.P.	7,471	(15)	*	7,471	0	0%
G&H Partners	3,585	(16)	*	3,585	0	0%
C. Geoffrey Davis	2,973	(17)	*	2,973	0	0%
Gillian Neuberger	2,973	(18)	*	2,973	0	0%
Bruce A. Zivian	477	(19)	*	477	0	0%

(1)	Based on 19,949,732 shares outstanding as of January 7, 2016 plus 793,594 shares issued pursuant to the acquisition of OMT.
(2)

Represents the number of shares being registered on behalf of the selling stockholders pursuant to this registration statement, which may be less than the total number of shares beneficially owned by such selling stockholder.

(3)

Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(4)

Consists of 14,116 shares held jointly by Mr. Buelow and Friederike Buelow as community property with right of survivorship and 237,856 shares held by Buelow Investments, LLC. Mr. Buelow serves as the Agent of Buelow Investments, LLC.

(5)

Consists of 3,104 shares held directly by Ms. Cavanah Tucher and 7,289 shares held by The James Christopher Tucher and Sandra Tucher 2000 Trust (the “Cavanah Tucher Trust”). Ms. Tucher services as a trustee of the Cavanah Tucher Trust.

(6)

Consists of 5,093 shares held jointly by Mr. Kiley and Nancy L. Kiley as community property with right of surviviorship and 3,280 shares held by the Kiley Revocable Trust (the “Kiley Trust”). Mr. Kiley serves as the trustee of the Kiley Trust.

(7)	Includes 32,893 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(8)

Includes 1,059 shares which are currently held in escrow for the benefit of Mr. Buelow and Friederike Buelow as community property with right of survivorship and 17,839 shares which are currently held in escrow for the benefit of Buelow Investments, LLC, in each case, subject to certain indemnification obligations set forth in the Merger Agreement.

(9)	Includes 2,024 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(10)	Includes 1,269 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(11)	Includes 939 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(12)

Includes 233 shares which are currently held in escrow for the benefit of Ms. Cavanah Tucher and 547 shares which are currently held in escrow for the benefit of the Cavanah Tucher Trust, in each case, subject to certain indemnification obligations set forth in the Merger Agreement.

(13)	Includes 778 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(14)

Includes 382 shares which are currently held in escrow for the benefit of Mr. Kiley and Nancy L. Kiley as community property with right of surviviorship and 246 shares which are currently held in escrow for the benefit of the Kiley Trust, in each case, subject to certain indemnification obligations set forth in the Merger Agreement.

(15)	Includes 560 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(16)	Includes 269 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(17)	Includes 223 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(18)	Includes 223 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.
(19)	Includes 36 shares which are currently held in escrow for the benefit of the holder, subject to certain indemnification obligations set forth in the Merger Agreement.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time in one or more transactions on NASDAQ or any other organized market where our shares of common stock may be traded, sell any or all of their shares of our common stock offered hereby through underwriters, dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale. The selling stockholders may distribute the shares of our common stock offered hereby from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling the shares offered hereby:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell such shares as agent or principal of all of such shares held by the selling stockholder;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	agreements between broker-dealers and the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock offered hereby to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock offered hereby for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock offered hereby or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock offered hereby in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock offered hereby short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock offered hereby to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock offered hereby and owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock offered hereby in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock offered hereby is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock offered hereby by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock offered hereby to engage in market-making activities with respect to the shares of common stock offered hereby. All of the foregoing may affect the marketability of the shares of common stock offered hereby and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock offered hereby.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Ligand Pharmaceuticals Incorporated.

EXPERTS

The consolidated financial statements as of December 31, 2014 and 2013 and for the three years in the period ended December 31, 2014, and the effectiveness of Ligand Pharmaceuticals Incorporated’s internal control over financial reporting, incorporated by reference in this registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$8,602.62
Legal fees and expenses	$20,000
Accounting fees and expenses	$25,000
Miscellaneous	$0

Total	$53,602.62

Item 15.	Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for: any breach of the director’s duty of loyalty to us or our stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. As permitted by Section 145 of the Delaware General Corporation Law, the certificates of incorporation and bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; we may advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and the rights provided in the certificates of incorporation and bylaws are not exclusive.

In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We also maintain a policy of directors’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

See also the undertakings set out in response to Item 17.

Item 16.	Exhibits

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchase:

(1) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

(f) If and when applicable, the undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on January 8, 2016.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ John L. Higgins
John L. Higgins
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Higgins and Charles S. Berkman, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ John L. Higgins John L. Higgins	Chief Executive Officer and Director	January 8, 2016

/s/ Charles Berkman Charles Berkman	Vice President, General Counsel and Secretary	January 8, 2016

/s/ John W. Kozarich John W. Kozarich	Chairman and Director	January 8, 2016

/s/ Jason M. Aryeh Jason M. Aryeh	Director	January 8, 2016

/s/ Todd C. Davis Todd C. Davis	Director	January 8, 2016

/s/ David M. Knott David M. Knott	Director	January 8, 2016

/s/ John L. LaMattina John L. LaMattina	Director	January 8, 2016

/s/ Sunil Patel Sunil Patel	Director	January 8, 2016

/s/ Stephen L. Sabba Stephen L. Sabba	Director	January 8, 2016

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated December 17, 2015, by and among the Company, Open Monoclonal Technology, Inc., Schrader 1 Acquisition, Inc., Schrader 2 Acquisition, Inc., OMT, LLC and Fortis Advisors LLC, as the stockholders’ representative (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2015).

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement on Form S-4 (No. 333-58823) filed with the SEC on July 9, 1988).

3.2

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated June 14, 2000 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000).

3.3

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated June 30, 2004 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2004).

3.4

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated November 17, 2010 (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 19, 2010).

3.5

Amended Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 1999).

3.6	Third Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 10, 2015).

4.1	Form of Specimen Certificate Representing Common Stock (incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-47257) filed with the SEC on April 16, 1992, as amended).

5.1	Opinion of Latham & Watkins LLP (filed herewith).

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.

24.1	Powers of Attorney (incorporated by reference to the signature page hereto).